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                                  AKORN, INC.
                                  EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                                     Three Months Ended                Nine Months Ended
                                                        September 30,                    September 30,
                                                 --------------------------       ---------------------------

                                                    2000             1999            2000            1999
                                                 ----------       ---------       ----------      -----------

Earnings:
  Income applicable to common stock                $    415       $  1,702         $ 4,393         $  4,835
                                                   ========       ========         =======         ========

  Weighted average number of shares
      outstanding                                    19,081         18,477          18,961           18,273

Net income per share - basic                       $   0.02       $   0.09         $  0.23         $   0.26

  Additional shares assuming conversion
      of options and warrants                           932            404             843              429
                                                   --------       --------         -------         --------
Pro forma shares                                     20,013         18,881          19,804           18,702
                                                   ========       ========         =======         ========

Net income per share - diluted                     $   0.02       $   0.09         $  0.22         $   0.26
                                                   ========       ========         =======         ========

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